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                                                                    EXHIBIT 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of HomeBanc Corp. for the registration of 5,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 10, 2006, with respect to the consolidated financial statements of HomeBanc Corp., HomeBanc Corp. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of HomeBanc Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

                                                               /s/ Ernst & Young

Atlanta, Georgia
June 20, 2006